GENENTECH, INC. EPR INCENTIVE UNITS PROGRAM


1. Purpose. The purpose of the Genentech EPR Incentive Units Program (the "Program") is to provide eligible employees of Genentech, Inc. (the "Company") with a cash-based supplement to the long-term incentive and retention value of Company stock options. Under the Program, each eligible employee shall receive a number of Units, as defined below, which will be assigned potential value if the Company achieves key performance benchmarks during the term of the Program. Participating employees are entitled to earn the potential Unit value only in the event of a Shareholder Put, as defined below, during the period after the Shareholder Put occurs based on continuous employment with the Company through certain defined cash payment dates, subject to certain employment termination events provided herein.

2.     Definitions.  As used herein, the following definitions shall apply:

         (a) "Benchmark Value" means the total dollar value per Unit attributable to attainment of Success Benchmarks as determined in accordance with Section 5.

         (b)      "Board" means the Board of Directors of the Company.

         (c)      "Committee" means the Compensation Committee of the Board.

         (d)      "Company" means Genentech, Inc., a Delaware corporation.

         (e) "Continuous Employment" means the Employee's continuous and uninterrupted employment with the Company except for approved absences and other interruptions approved by the Executive Committee or pursuant to a formal written Company policy.

         (f) "Defined Period Employees" means Employees who are hired by the Company to work for a specified period of time and/or on a specified project, including post-doctoral hires, visiting scientists, and such other Employees as determined by the Committee, in its discretion.

         (g) "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or any successor provision.

         (h) "Early Retirement Date" means the date of which an Employee attains both (i) age 55 and (ii) ten (10) Years of Service.

         (i) "Earnings per Share" or "EPS" means, as to any fiscal year of the Company during the Program Term, the Company's net income per share as publicly reported by the Company to its stockholders for such fiscal year, provided that the Committee may, in its sole discretion, determine whether any significant item(s) shall be included or excluded from the calculation of Earnings per Share for purposes of the Program.

         (j) "Employee" means a natural person who is employed by the Company and who is treated as an employee by the Company for tax purposes.

         (k) "Ending Stock Value" means a value calculated as the average of the closing sales prices of the Company's Callable Putable Common Stock for each day during the period beginning July 1, 1999 and ending at the close of business on the thirtieth (30th) business day thereafter, on which national stock exchanges and the Nasdaq System are open for trading, as reported in The Wall Street Journal or such other source as the Committee deems reliable.


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         (l)      "Executive Committee" means the committee comprised mainly of the Chief Executive Officer's direct reports, which sets the Company's operating objectives, approves major operating recommendations and interfaces with the Board.

         (m) "Job Elimination" means elimination of an Employee's job or function as part of an organizational restructuring or broad-based layoff or in connection with the elimination of all or a significant portion of a particular corporate group or function.

         (n)      "Normal Retirement Age" means an Employee's 65th birthday.

         (o) "Participant" means an Employee who receives an award of Units pursuant to the Plan.

         (p)      "Product Approval" means the U.S. Food and Drug
Administration grants a marketing license for a product identified by the Committee for purposes of the Program.

         (q)      "Program" means this EPR Incentive Units Program.

         (r) "Program Term" means the period from January 1, 1997 through December 31, 2000.

         (s) "Research Prospects" means research-stage products chosen for development that are identified by the chief executive officer of the Company in collaboration with the Executive Committee as Research Prospects for purposes of the Program based upon their potential commercial success as determined by the chief executive officer and the Executive Committee with reference to internal Company projections.

         (t) "Retirement" means the Employee's voluntary resignation from his or her employment with the Company upon or after attaining his or her Normal Retirement Age or Early Retirement Date.

         (u) "Shareholder Put" means the exercise of the put right by the Company's stockholders as described in Section 1.01(b) of the Amended and Restated Governance Agreement between the Company and Roche Holdings, Inc. ("Roche") and a tender of sufficient shares of the Company's Callable Putable Common Stock to the Company such that Roche owns at least eighty-five percent (85%) of the total outstanding shares of the Company's Callable Putable Common Stock and the Company's Common Stock, when considered in the aggregate.

         (v) "Stock Appreciation" means the per share increase, if any, in the value of the Company's Callable Putable Common Stock over the Program Term, calculated as the excess of the Ending Stock Value over $53.53 (the average per share stock price during the 4th quarter, 1996).

         (w) "Success Benchmarks" means Company performance milestones based on (i) Earnings per Share targets, (ii) Product Approvals, (iii) Research Prospects, or (iv) such other performance milestones as the Committee may establish.

         (x) "Units" means the incentive Units awarded by the Committee under this Program.

         (y) "Unit Value" means the dollar value of a Unit calculated as the excess of the Benchmark Value over the Stock Appreciation.




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3.      Administration of the Program.

         (a) Administration. The Program shall be administered by the Committee.

         (b) Powers of the Committee. Subject to the provisions of the Program and to the specific duties, if any, delegated by the Board to the Committee, the Committee shall have the authority, at its discretion:

                  (i) to select the Employees to whom Units may be granted hereunder and the number of Units to be covered by each such award;

                  (ii) to identify Success Benchmarks under the Program and the values associated therewith;

                  (iii) to determine the terms and conditions of Units awarded under the Program to the extent consistent with the terms of the Program including, but not limited to, Benchmark Value, Earnings per Share, Ending Stock Value, Product Approval and Research Prospects;

                  (iv) to construe and interpret the terms of the Program and Units granted pursuant to the Program; and

                  (v) to make all other determinations deemed necessary or advisable for administering the Program.

         (c) Effect of Committee's Decisions. The Committee's decisions, determinations and interpretations shall be final and binding on all Participants.


4.       Award of Units.

         (a) Eligibility. All Employees other than Defined Period Employees are eligible to receive Units under the Program.

         (b) Number of Units - General Rule. Unless determined otherwise by the Executive Committee, each Employee shall be awarded a number of Units similar to the aggregate number of shares of the Company's Callable Putable Common Stock covered by stock options granted to the Employee under the Company's stock option plans in 1995 and 1996. Each Employee who is hired after December 31, 1996 shall be awarded a number of Units similar to the number of shares of the Company's Callable Putable Common Stock covered by stock options granted to the Employee under the Company's stock option plans upon becoming an Employee.

         (c) Number of Units - Special Rules. Unless determined otherwise by the Committee, each eligible Employee who did not receive stock options under the Company's stock option plans in 1995 or 1996 or otherwise does not receive stock options during the Program Term shall be awarded 100 Units. If an Employee first becomes an eligible Employee after June 30, 1997, the number of Units shall be equal to the product of (i) the number of stock options granted upon hire or 100, if no stock options were granted upon hire, multiplied by (ii) a fraction, the numerator of which is the number of whole calendar months between the date the Employee first becomes an eligible Employee and January 1, 2001, and the denominator of which is 48. Notwithstanding the foregoing, the Committee may, in its discretion, award Units from time to time during the Program Term and may award Units other than as provided in Sections 4(b) and 4(c). The Committee may also make more than one award of Units to each eligible Employee.



                                    Page 3
         (d) Notice of Award. Participants who receive an award of Units shall be given written notice thereof by the Committee stating the number of Units awarded and the conditions (if any) to which the Units are subject.
This notice, when duly acknowledged and accepted either electronically or in writing by the Participant, shall become a Unit agreement between the Company and the Participant.

5. Benchmark Value. Benchmark Value shall be determined by the Committee based upon the values assigned by the Committee to the achievement of Success Benchmarks for the Program Term. Except as otherwise specified by the Committee, the Success Benchmarks and their associated values shall be as set forth in Exhibit A hereto.

6.       Payment.

         (a) General Rule. Payment of the Unit Value shall only occur in the event of a Stockholder Put. If a Stockholder Put occurs, each Participant shall, subject to Section 7, be entitled to receive a cash payment as to the value of his or her Units as provided herein. A Participant who becomes entitled to a payment with respect to Units hereunder shall receive a cash payment from the Company in an amount determined by multiplying the number of Units with respect to which the payment is to be made by the Unit Value, valued as of December 31, 2000, less applicable withholding, provided the Participant remains in the Continuous Employment of the Company through such date. Subject to Section 6(b) (Early Distribution) and to Section 7 (Termination Events), any payment to be made hereunder shall be made within thirty (30) days after the Company's earnings are released publicly for the year ended December 31, 2000. Notwithstanding the foregoing, the Committee may, in its discretion, unilaterally establish that the payment to be made with respect to Units awarded to one or more Participants who are also Executive Committee members shall be determined by multiplying the Unit Value by 1.25, with payment of such amount to be made as soon as the Company's earnings are released publicly for the year ended December 31, 2000, subject to the Participant's Continuous Employment by the Company through December 31, 2000.

         (b) Early Distribution. A Participant may elect (an "Early Distribution Election") to receive payment as to 50% of the value of his or her Units, valued as of December 31, 1999, less applicable withholding, provided the Participant remains in the Continuous Employment of the Company through such date. A Participant who wishes to make an Early Distribution Election may do so by giving written notice to the Company on a form provided by the Committee before December 1, 1999. A Participant who makes an Early Distribution Election will receive payment as to 50% of the value of his or her Units within thirty (30) days after the Company's earnings are released publicly for the year ended December 31, 1999, and as to the remaining value of his or her Units in accordance with Sections 6(a) and 7.


7.     Termination Events.

         (a) General Rule. A Participant whose Continuous Employment with the Company terminates for any reason prior to the Shareholder Put shall forfeit his or her Units upon such termination and shall not be entitled to receive any payment with respect thereto. Except as provided herein, a Participant whose Continuous Employment with the Company terminates for any reason on or before December 31, 2000, but after the Shareholder Put, shall forfeit his or her Units and shall not be entitled to receive any payment with respect thereto; provided, however, that a Participant who makes an Early Distribution Election pursuant to Section 6(b) and whose Continuous Employment terminates after December 31, 1999 but prior to receiving payment for his or her Units shall not forfeit the payment as to 50% of the value of his or her Units on December 31, 1999, but shall forfeit the remaining value of his or her Units.
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         (b)      Termination After 1999.  A Participant who did not make an
Early Distribution Election pursuant to Section 6(b) and whose Continuous Employment with the Company terminates after December 31, 1999 because of Job Elimination, death, Retirement, or Disability shall be entitled to a payment with respect to his or her Units as follows: (i) if such termination occurs on or after January 1, 2000 but before December 31, 2000, the Participant shall be entitled to payment as to 50% of the value of his or her Units, valued as of December 31, 1999, payment to be made within fifteen (15) days of such termination; and (ii) if such termination occurs on or after December 31, 2000, the Participant shall be entitled to payment as provided in Section 6(a).

8. Nontransferability. Units awarded to Participants pursuant to the Program may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner.

9. Limitations. Neither the Program nor any award of Units shall confer upon a Participant any right with respect to continuing the Participant's employment relationship with the Company, nor shall it interfere in any way with the Participant's right or the Company's right to terminate such employment at any time, with or without cause.

10. Amendment and Termination. The Board shall have the power to amend, suspend or terminate the Program at any time, including as to Units previously awarded under the Program, provided that on or after the occurrence of the Shareholder Put, if any, no such amendment, suspension or termination shall adversely affect Units previously awarded to and held by a Participant without the Participant's written consent. Notwithstanding the preceding sentence, the Committee may, at the request of the Company's Chief Executive Officer, change the Unit Value with respect to Units awarded to a Participant who is a member of the Company's Executive Committee by applying a multiplier of 1.25 to his or her December 31, 2000 Unit Value, subject to the Participant's Continuous Employment with the Company through such date and to such other terms and conditions, consistent with the Program, as the Committee may specify.

11. Governing Law. The Program shall be governed by the internal substantive laws, and not the choice of law rules, of the State of California.

























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
                                                                            EXHIBIT A


Success        Approach                1997         1998         1999         2000
Benchmark

Earnings Per   $1.50 is credited       EPS          EPS          EPS          EPS
Share (EPS)    if EPS Trigger for      Trigger=     Trigger=     Trigger=     Trigger=
               each year is achieved.   $1.00        $1.25        $1.45        $1.70
               An additional $0.50 is
              credited for each 10%
              increment in EPS beyond
              the EPS Trigger.


Product        Product approvals are   (1) C2B8    (3)Activase  (4)Anti-IgE   (9)IGF-1(I)
Approvals*     assigned a value by      Antibody=   =$0.50       Antibody=     =$0.50
               the Compensation         $0.75                    $0.75        (10)IGF-1(II)
               Committee based on      (2)Nutropin=             (5)TNK=$0.75   =$0.50
               projected value to       $0.25                   (6)NGF=$0.50  (11)Oral
               Genentech.  Value is                             (7)TPO= $0.50  IGF-1=$0.25
               credited upon receipt                            (8)Anti-Her2  (12)Sustained
               of FDA approval.                                  Antibody=     Release
               Product approval values                            $0.25        Growth Hormone
               will be doubled in any                                          =$0.25
               year in which EPS
               Trigger is met.


Research       Research prospects        $0.50      $0.50        $0.50         $0.50
Prospects      where commercial value     each       each         each          each
               (the projected net
               present value at the
               time of product launch)
               times success probability
               probablity exceeds $100
               Million.

NOTES:  *Early product approvals receive full value (and that value will be doubled in any year the EPS Trigger is met).  However, if a product approval is received after the target year, no value will be credited.

EXPECTED INDICATIONS FOR PRODUCT APPROVALS:

(1)  Non-Hodgkins B-cell lymphoma
(2)  Growth hormone inadequacy in adults
(3)  Acute ischemic stroke with 3-5 hours of symptom onset
(4)  Asthma
(5)  Acute myocardial infarction
(6)  Diabetic neuropathy
(7)  Blood stem cell transplant or cancer chemotherapy
(8)  Breast cancer
(9)  Type I diabetes
(10) Type II diabetes
(11) Oral formulation of IGF-1 - Type I and II diabetes
(12) Alkermes ProLease sustained release formulation - growth hormone inadequacy in children
